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                                                   EXHIBIT 10.5(c)
                                                   ---------------

                                 LOAN AGREEMENT
                                 --------------

$3,604,646.37

THIS AGREEMENT is made as of the 30th day of March, 1995 (the "Closing Date") by and between Ekco Group, Inc. (the "Company") and Neil R. Gordon ("Trustee"), as Trustee and not individually, of the Ekco Group, Inc.

Employees' Stock Ownership Plan (the "ESOP").

A. The ESOP is the borrower pursuant to a term loan agreement dated May 22, 1989 in the initial principal amount of Six Million Four Hundred Twenty Six Thousand and 00/l00 ($6,426,000.00) Dollars in which Shawmut Bank, N.A. ("Shawmut") is the lender, and Ekco Group, Inc. ("the "Company") is the guarantor.

B. The Shawmut loan provides that it may be prepaid at any time without penalty and the Trustee of the ESOP wishes to refinance the loan on terms which are no less favorable to the ESOP.

C. The Company has agreed to lend the Trustee three million, six hundred and four thousand, six hundred and forty six dollars and thirty seven cents ($3,604,646.37) so that the ESOP may pay in full its remaining obligations to Shawmut Bank, N.A. under said loan agreement dated May 22, 1989.

D. The Shawmut loan is collateralized with cash and other liquid investments of the Company and the Company, as guarantor of the Shawmut loan, retains a collateral interest in certain Company securities which are in an ESOP "suspense account" and which have not been allocated to Participant accounts.

E. The Company agrees that it will require as collateral for the ESOP loan only a continued interest in those suspense account securities which collateralized its guaranty of the Shawmut loan and only to the extent permitted by ERISA.

Effective as of the "Closing Date", Ekco and the Trustee of the ESOP agree to the following terms.

         1. LOAN. The Company agrees to lend three million, six hundred and four thousand, six hundred and forty six dollars and thirty seven cents ($3,604,646.37) (the "Obligation") to the Trustee. The Trustee agrees to pay the Obligation by executing a promissory note attached hereto as Exhibit A.

         2.       PAYMENT. The Trustee agrees to repay the Obligation in sixty
(60) substantially equal quarterly installments of one hundred thousand, five hundred and eighty three dollars and eighty five cents ($100,583.85) on the


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last day of each calendar quarter, with the first payment due on June 30, 1995 and with a last payment of one hundred thousand, five hundred and eighty four dollars and thirty seven cents ($100,584.37) due on March 31, 2010. Interest will accrue on the unpaid balance at the rate of seven and one half percent (7+1/2%) per annum. The Trustee shall have the right to prepay the Obligation in whole or in part without premium at any time.

         3. PLEDGE. As security for the Obligation, the Trustee does hereby reaffirm its pledge to the Company of a security interest in the remaining unallocated portion of 1,800,000 shares of Series B ESOP Convertible Preferred Stock (the "Financed Shares") which were acquired on February 28, 1989 pursuant to a Company loan and which were the subject of continued collateralization under the Shawmut loan. The Trustee agrees to continue to hold the shares in a suspense account, as provided in section 10.

         4. TITLE TO THE FINANCED SHARES. The Trustee represents and warrants:

         (i) he is the legal and beneficial owner of the Financed Shares free and clear of all liens, encumbrances, security interests and other charges except as created hereby; and

         (ii) that he has all necessary right, power and authority to enter into this Agreement and to grant the security interest and make the assignment provided herein; and that he will defend the Company's right, title, special property and security interest in and to the Financed Shares against the claims or demands of any person, firm, corporation or other legal entity or any governmental agency or authority.

         5. RIGHTS AND DUTIES WITH RESPECT TO FINANCED SHARES. Beyond the exercise of reasonable care to assure the safe custody of securities constituting Financed Shares while in the Company's possession, the Company shall not be under any duty to collect or protect the Financed Shares or income thereon or to preserve rights pertaining thereto.

         6. REGISTRATION, INCOME AND VOTING RIGHTS. The right is expressly granted to the Company, at any time after an Event of Default (as hereinafter defined) has occurred hereunder, at its option, to transfer any securities constituting the number of Financed Shares which is necessary to meet the payment schedule of this Agreement in accordance with Section 7 hereof (the "Default Shares") into its own name or the name of any nominee acting on the Company's behalf. Until there is an Event of Default hereunder, as herein defined, the Trustee shall be entitled to receive and retain any dividends or interest paid in cash with respect to securities constituting Financed Shares and shall retain all voting rights incident to ownership. After the occurrence of an Event of Default, (a) the Company shall have the sole right to receive any dividends, interest or distribution with respect to securities constituting Default Shares which stand in its name or the name of the Company's nominee, and
(b) the Company shall be expressly empowered to exercise all powers of voting and consent with respect to any securities


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constituting Default Shares which have been transferred into its name or the name of the Company's nominee and the Company is authorized to provide a copy of this Agreement to the transfer agent for the common stock of any issuer of securities constituting Financed Shares as conclusive evidence of the registration, voting and other rights herein granted. In order to permit the Trustee to exercise powers of voting and consent and to receive cash dividends prior to an Event of Default, the Company shall, from time to time, upon written request of the Trustee, execute and deliver to the Trustee appropriate proxies and dividend or payment orders.

         7. EVENTS OF DEFAULT; REMEDIES. If there is an event of default (each an "Event of Default") whereby there is a default in the payment of any of the Obligation under the terms of this Agreement, then thereupon or at any time thereafter (unless all existing Events of Defaults have been cured to the Company's satisfaction), the Company may declare this Agreement to be in default and shall thereafter have as its sole remedy with respect to any default, the right to dispose of an amount of Financed Shares in the Plan escrow account that is necessary to provide to the Company sufficient funds to bring the Trustee current with his Obligation hereunder and under the Promissory Note.

IN NO EVENT WILL AN EVENT OF DEFAULT BE DEEMED TO HAVE OCCURRED IF THE COMPANY HAS NOT CONTRIBUTED SUFFICIENT FUNDS TO THE ESOP TO ENABLE IT TO MEET THE DEBT SERVICE OF THE PROMISSORY NOTE ATTACHED AS SCHEDULE A.

         8. FURTHER ASSURANCES. The Trustee will at any time and from time to time upon the written request of the Company, join in the execution and filing of appropriate Uniform Commercial Code financing statements and will also do, make, execute and deliver all such additional and further acts, things, deeds, instruments, documents and assurances (including without limitation, Federal Reserve Form U-1) as the Company may reasonably request in order to perfect and protect more completely the Company's rights hereunder and its security interest in the Financed Shares and to carry out the terms of this Agreement. The Company, in its own name or in the name of the Trustee, may likewise take such steps in case the Trustee shall fail to do so. All costs and expenses incurred by the Company or the Trustee in connection with anything contemplated hereunder, including without limitation, legal fees and other costs and expenses relating to any judicial proceedings, shall be borne by the Trustee, and to the extent they are paid or incurred by the Company, shall be reimbursed, with interest, by the Trustee upon demand.

         9. NO WAIVER OF DEMANDS, NOTICES, DILIGENCE, ETC. The Trustee hereby assents to all the terms and conditions of the Obligation but does not waive any of the formal protections afforded a debtor under the laws of the State of Delaware or otherwise available to an ESOP trustee under federal law.

         10. RELEASE. The Trustee agrees to hold the Financed Shares in a Plan suspense account for the benefit of the Company. Shares will be released from the account ratably as the Trustee makes each monthly payment of principal and


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interest hereunder for allocation to participant accounts, as provided in the
Plan and in accordance with Internal Revenue Code Regulation Sec. 54.4975-7(b)(8)(i).

         11. ALTERNATIVE. If the Trustee is unable to repay his obligations under this Agreement, the Trustee may pursue any of the following alternatives which he deems prudent at the time and which shall discharge his obligations under this Agreement in full:

                  A) He may return the remaining Financed Shares in the escrow account to the Company, properly endorsed to the Company which will discharge the Obligation in full;

                  B) He may continue to make payments to or for the benefit of the Company by tendering to the Company the number of shares necessary to keep the Obligation current;

                  C) He may obtain a loan from another lender to pay off remaining obligations to the Company and the Company agrees to release the Financed Shares from the restrictions of this Agreement for that purpose; or

                  D) He may utilize any combination of the above alternatives.

         12.      Miscellaneous.

                  (a) No course of dealing between the Trustee and the Company, and no failure to exercise nor any delay in exercising on the part of the Company, any right, power or privilege hereunder or under any other instrument or agreement, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further privilege.

                  (b) This Agreement is subject to amendment or modification only by a writing signed by the Trustee and the Company. The Financed Shares shall secure all of the Obligation.

                  (c) In case any provision of this Agreement shall be determined to be invalid or unenforceable under applicable law, such provision shall, insofar as possible, be construed or applied in such manner as will permit enforcement; otherwise this Agreement shall be construed as though such provision had never been made a part hereof.

                  (d) It is the intent of this agreement that it in all events comply with ERISA. Any provision which is ambiguous or in conflict shall be interpreted by the Trustee in his sole discretion so that it does not contravene that statute, including specifically rules related to "leveraged ESOPs."


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                  (d)      This Agreement is intended to take effect as a sealed
instrument governed by the laws of the State of Delaware and shall inure to the benefit of the Company and its successors and assigns and shall be binding upon the Trustee and successors and assigns of the Trustee. If a non-individual serves as trustee of the Plan, then this Agreement shall be effective notwithstanding the fact that such trustee ceases to exist by reason of its liquidation, merger, consolidation or otherwise.

         13. TERMINATION. This Agreement shall terminate upon the payment and satisfaction in full of all of the Obligation.


         IN WITNESS WHEREOF, the Trustee and the Company have caused this Agreement to be duly executed and delivered under seal as of the day and year first above written.

EKCO GROUP, INC.                      EKCO GROUP, INC.EMPLOYEES' STOCK OWNERSHIP
                                      PLAN

By: /S/DONATO A. DENOVELLIS           By: /S/NEIL R. GORDON
    -----------------------               ------------------------
Title:  Executive Vice President,           Neil R. Gordon, as
        Finance & Administration            Trustee and not
        and Chief Financial Officer         individually





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                                 PROMISSORY NOTE                  EXHIBIT A

$3,604,646.37

         FOR VALUE RECEIVED, Neil R. Gordon, as Trustee of the Ekco Group, Inc. Employees' Stock Ownership Plan ("Trustee") and not individually, hereby promises to pay to the order of Ekco Group, Inc. ("Company") the principal amount of three million, six hundred and four thousand, six hundred and forty six dollars and thirty seven cents ($3,604,646.37). Interest will accrue on the unpaid balance at the rate of seven and one half percent (7+1/2%) per annum. Payments will be made in sixty (60) substantially equal quarterly installments of one hundred thousand, five hundred and eighty three dollars and eighty five cents ($100,583.85) on the last day of each calendar quarter, with the first payment due on June 30, 1995 and with a last payment of one hundred thousand, five hundred and eighty four dollars and thirty seven cents ($100,584.37) due on March 31, 2010.

         This Note is issued under the Loan Agreement between the Company and the Trustee of even date and it is subject to and entitled to the benefit of all of the terms and conditions thereof. It may be prepaid in whole or in part without premium, and upon the occurrence of any default specified therein, the principal may become forthwith due and payable in the manner, upon conditions and with the effect provided in said loan agreement; provided, however, that in no event shall the Company have any additional remedies other than the right to dispose of an amount of Financed Shares (as such term is defined in the Loan Agreement) that is necessary to provide to the Company sufficient funds to bring the Trustee current with his obligations under the Loan Agreement and hereunder.

                                              EKCO GROUP, INC.

                                              EMPLOYEES' STOCK OWNERSHIP PLAN



                                              --------------------------
                                              Neil R. Gordon, as Trustee
                                              and not individually